Exhibit 99.2

IGC Announces Updated Life Sciences Presentation

POTOMAC, Md., Dec. 20, 2022 -- India Globalization Capital, Inc. (NYSE American: IGC) (“IGC” or the “Company”), today announces that a life sciences presentation has been filed with the SEC on Form 8K and is available at https://www.sec.gov/.

The presentation is also published on the Company’s website https://www.igcpharma.com, The presentation provides an overview of the Company’s initiatives in life sciences, including its focus on low-dose THC-based drug formulation and disease treatment and its various lines of cannabinoid-based consumer products.

About IGC:

India Globalization Capital, Inc. (“IGC” or the “Company”) through its subsidiary IGC Pharma, LLC, develops advanced cannabinoid-based formulations for treating diseases, including but not limited to Alzheimer’s disease, Parkinson’s disease, chronic pain, and pet seizures. The Company’s leading drug candidate, IGC-AD1, has demonstrated, in Alzheimer’s cell lines, the potential to be effective in suppressing or ameliorating a key protein responsible for Aβ plaques and has recently entered Phase 2 clinical trials for agitation in dementia from Alzheimer’s. The Company, through its other subsidiary HH Processors also has lines of various CBD-based consumer products such as Holief, which includes gummies and pain relief creams for women experiencing premenstrual syndrome (PMS) and dysmenorrhea (period cramps), and Sunday Seltzer, which includes a CBD-infused energy beverage – all currently available for purchase. The Company also operates an Infrastructure business based in India. The Company is headquartered in Maryland, USA.

Forward-Looking Statements:

This press release contains forward-looking statements. These forward-looking statements are based largely on IGC’s expectations and are subject to several risks and uncertainties, certain of which are beyond IGC’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, the Company’s failure or inability to commercialize one or more of its the Company’s products or technologies, including the products or formulations described in this release, or failure to obtain regulatory approval for the products or formulations, where required; general economic conditions that are less favorable than expected, including as a result of the ongoing COVID-19 pandemic; the FDA’s general position regarding cannabis- and hemp-based products; and other factors, many of which are discussed in IGC’s U.S. Securities and Exchange Commission (“SEC”) filings. IGC incorporates by reference the human trial disclosures and risk factors identified in its Annual Report on Form 10-K, filed with the SEC on June 23, 2022, as if fully incorporated and restated herein. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will occur.

Contact:

IMS Investor Relations

Walter Frank

igc@imsinvestorrelations.com

(203) 972-9200

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